EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-46024, 333-82233, 333-58235, 333-06577, 333-73512, 333-109042 and 333-127488), Registration Statements on Form S-3 (Nos. 333-146185 and 333-146187) of Integra LifeSciences Holdings Corporation, and Form 8-K/A of Integra LifeSciences Holdings Corporation filed on January 14, 2008, of our report dated May 1, 2007, with respect to the consolidated financial statements and schedule of IsoTis S.A. (the former parent of IsoTis, Inc.) included in its Annual Report on Form 20-F for the year ended December 31, 2006.

/s/ Ernst & Young

Orange County, California
January 14, 2008